Exhibit 99.1

Eagle Bulk Shipping Inc. Announces Vessel Acquisitions

NEW YORK, May 21, 2008 (PRIME NEWSWIRE) -- Eagle Bulk Shipping Inc. (Nasdaq:EGLE) today announced that it has acquired two Supramax vessels for a total price of approximately $146 million. The vessels acquired are:

  *  The Goldeneye, a 2002 built 52,421 dwt Supramax expected to deliver in June 2008
  *  The Redwing, a 2007 built 53,000 dwt Supramax expected to deliver in September 2008

The Company will secure employment for the vessels prior to their delivery.

Sophocles N. Zoullas, Chairman and Chief Executive Officer, commented, "We are very pleased with the addition of these two Supramax vessels, which further strengthens our focus in this highly versatile asset class. These vessels will generate significant cash flows, as they will be delivered to us promptly and charter-free in a robust dry bulk market. Furthermore, these private, off-market transactions will be highly accretive to earnings, EBITDA, and free cash flow per share, as they will be financed through our internal resources, including cash and borrowings from our $1.6 billion revolving credit facility.

"Our balanced growth profile now includes 20 open vessels available to charter between 2008 and 2009 in a strong market, as well as contracted revenues in excess of $1 billion. Following the recent charter of the Kittiwake at $56,250 per day, we will continue to pursue a strategy for our shareholders that delivers stability plus upside, as we charter our vessels in a manner that maximizes cash flows, supports our dividend, and secures future growth."

The acquisitions are subject to the completion of customary documentation and closing conditions.

About Eagle Bulk Shipping Inc.

Eagle Bulk Shipping Inc. is a Marshall Islands corporation headquartered in New York. The Company is a leading global owner of Supramax dry bulk vessels that range in size from 50,000 to 60,000 deadweight tons and transport a broad range of major and minor bulk cargoes, including iron ore, coal, grain, cement and fertilizer, along worldwide shipping routes.

Forward-Looking Statements

Matters discussed in this release may constitute forward-looking statements. Forward-looking statements reflect our current views with respect to future events and financial performance and may include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

The forward-looking statements in this release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management's examination of historical operating trends, data contained in our records and other data available from third parties. Although Eagle Bulk Shipping Inc. believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, Eagle Bulk Shipping Inc. cannot assure you that it will achieve or accomplish these expectations, beliefs or projections.

Important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including changes in charter hire rates and vessel values, changes in demand that may affect attitudes of time charterers to scheduled and unscheduled drydocking, changes in our vessel operating expenses, including dry-docking and insurance costs, or actions taken by regulatory authorities, potential liability from future litigation, domestic and international political conditions, potential disruption of shipping routes due to accidents and political events or acts by terrorists.

Risks and uncertainties are further described in reports filed by Eagle Bulk Shipping Inc. with the US Securities and Exchange Commission.

Visit our website at www.eagleships.com

CONTACT: Eagle Bulk Shipping Inc.
         Company Contact:
         Alan Ginsberg, Chief Financial Officer
         +1 212-785-2500

         Perry Street Communications, New York
         Investor Relations / Media:
         Jon Morgan
         +1 212-741-0014